Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Sprint Corporation:

We consent to the use of our report dated March 30, 2005, with respect to the Statement of Revenue and Certain Expenses of Sprint Sites USA for the year ended December 31, 2004, included herein and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

Kansas City, Missouri
April 29, 2005